Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2023–USNCH16368

dated March 9, 2023 relating to
Preliminary Pricing Supplement No. 2023–USNCH16368

dated March 9, 2023

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Notes—Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due March 21, 2028

Term Sheet to Preliminary Pricing Supplement No. 2023-USNCH16368 dated March 9, 2023

Summary of Terms
Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlyings:	The S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®
Pricing Date*:	March 16, 2023
Issue Date*:	March 21, 2023
Final Calculation Day *:	March 14, 2028
Maturity Date*:	March 21, 2028
Stated Principal Amount:	$1,000 per note
Automatic Call:	If the closing value of the lowest performing underlying on the call date is greater than or equal to its starting value, the notes will be automatically called for redemption on the call settlement date for an amount in cash per note equal to $1,000 plus the call premium.
Call Date*:	September 22, 2025
Call Settlement Date:	The fifth business day after the call date.
Call Premium:	At least 20.30% of the stated principal amount (to be determined on the pricing date)
Maturity Payment Amount (per note):

If the notes are not automatically called, you will receive a maturity payment amount for each $1,000 stated principal amount note you hold at maturity:

•     if the ending value of the lowest performing underlying on the final calculation day is greater than the starting value: $1,000 + ($1,000 × underlying return of the lowest performing underlying on the final calculation day × participation rate)

•     if the ending value of the lowest performing underlying on the final calculation day is less than or equal to the starting value: $1,000

Participation Rate:	100%
Underlying Return:	For each underlying on any calculation day: (ending value – starting value) / starting value
Starting Value:	For each underlying, its closing value on the pricing date
Ending Value:	For each underlying, its closing value on the final calculation day
Lowest Performing Underlying	For any calculation day, the underlying with the lowest underlying return determined as of that calculation day
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.25% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17331HCW4 / US17331HCW43
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.40% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile***

***assumes call premium equal to the lowest possible call premium that may be determined on the pricing date

If the notes are automatically called for redemption, the positive return on the notes will be limited to the call premium, and you will not participate in any appreciation of the underlyings beyond the call premium, which may be significant. If the notes are automatically called, you will no longer have the opportunity to participate in any appreciation of the underlyings at the participation rate.

If the notes are not automatically called and the ending value of the lowest performing underlying on the final calculation day is less than or equal to its starting value, you will be repaid the stated principal amount of the notes at maturity but will not receive any positive return on your investment.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the notes on the pricing date will be at least $900.00 per note, which will be less than the public offering price. The estimated value of the notes is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/200245/000095010323003873
/dp190375_424b2-us2321486.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•      You May Receive Only The Stated Principal Amount of Your Notes At Maturity.

•      The Notes Do Not Pay Interest.

•      If The Notes Are Automatically Called For Redemption Prior To Maturity, Your Potential Return On The Notes Is Limited.

•      Higher Call Premiums Are Associated With Greater Risk.

•      The Notes May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Notes.

•     You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlyings.

•     The Notes Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•     The Notes Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying

•      You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

•      You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•      The Performance Of The Notes Will Depend On The Closing Values Of The Underlyings Solely On The Calculation Days, Which Makes The Notes Particularly Sensitive To Volatility In The Closing Values Of The Underlyings On Or Near The Calculation Days.

•     Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Percentage Change In The Lowest Performing Underlying On The Final Calculation Day From Its Starting Value To Its Ending Value Is Less Than Or Not Sufficiently Greater Than Zero.

•     The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•     The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•      Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

•      The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•      The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•       The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•      The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

•      The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•       We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•      The Russell 2000® Index Is Subject To Risks Associated With Small Capitalization Stocks.

•      Our Offering Of The Notes Is Not A Recommendation Of Any Underlying.

•      The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•      We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•      The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

•      Changes That Affect The Underlyings May Affect The Value Of Your Notes.

•      The Call Settlement Date And The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•      You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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